Exhibit 10.58

AMENDMENT #2 TO EMPLOYMENT AGREEMENT
This AMENDMENT (this “Amendment”) by and between ebookers Limited (the “Company”) and Tamer Tamar (“Executive”) is entered into to amend the Contract of Employment, dated as of April 28, 2009 (the “Employment Agreement”), as amended to date, by and between the Company and Executive, effective as of the last date of execution indicated in the signature blocks below. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Employment Agreement.
RECITALS:
A. The Company and the Executive entered into the Employment Agreement on April 28, 2009.
B. The Company's parent, Orbitz Worldwide, Inc. (“OWW”) and the Executive, intending to amend the terms of the Employment Agreement with the Company, entered into the Amendment to Employment Agreement, dated as of December 28, 2011 (the “First Amendment”).
C. The Executive is solely employed by the Company and has no employment relationship with OWW and therefore the Company and the Executive wish to ratify and adopt the First Amendment as of December 28, 2011 as between the Executive and the Company.
D. Each of the Company and Executive desires to amend the Employment Agreement further in accordance with the terms and conditions set forth herein.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained in this agreement, the parties, intending to be legally bound, hereby agree as follows:
1.     The First Amendment is hereby adopted and ratified, as if entered into by the Company and the Executive as of its effective date.
2.        Section 5.1 of the Employment Agreement is amended effective December 11, 2012 by replacing “£180,000” with “£280,000,” and adding the following sentence at the end of that section: “Your target bonus shall be equal to 100% of your basic salary.”
3.     A new Section 5.8 is hereby added to the Employment Agreement as follows:

5.8
You are entitled to a one-time cash bonus of £127,500, payable in four equal quarterly installments at the end of each calendar quarter during 2013, subject to your remaining in employment with the Company, unless the Company has terminated your employment other than pursuant to clause 12.5 or 12.6 (or given notice of its intent to do so, even though no notice is required under those clauses), on each payment date.

4.     A new Section 5.9 is hereby added to the Employment Agreement as follows:

5.9
You will be entitled to participate in a three-year incentive plan (in addition to your participation in the Company's Performance-Based Annual Incentive Plan) with a maximum possible aggregate performance-based payment of £250,000 over a performance period commencing on July 1, 2012 and ending on June 30, 2015 (the “Performance Period”) and an additional time-based payment of £312,500 payable in two equal installments following the conclusion of the fiscal periods ending December 31, 2013 and June 30, 2015, subject to your remaining in employment with the Company, unless the Company has terminated your employment other than pursuant to clause 12.5 or 12.6 (or given notice of its intent to do so, even though no notice is required under those clauses), through each payment date.

In the event your employment is terminated due to your death or disability, or involuntary termination (unless it is pursuant to clause 12.5 or 12.6) within one year following a Change of Control (as defined below), then any such earned but unpaid payment as of the date of termination will be paid to you within 90 days following the date of such termination.

Upon the achievement of each of the four strategic performance goals set forth below, you will be eligible to receive £62,500, for a maximum possible aggregate amount of £250,000. Each of the below goals requires the attainment of both (i) the trailing twelve-month Net Contribution Margin floor and (ii) the trailing twelve-month revenue goal (for eBookers, standalone hotel and dynamic package revenue, and for HotelClub, standalone hotel revenue) set forth below.
Standalone hotel and dynamic packages revenue for eBookers shall be determined in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding the revenue from any new geographies entered into by eBookers or any acquisition by eBookers after July 1, 2012, with any revenues reported in UK pounds, euros or Swiss francs converted to US dollars based on the currency exchange rates identified in the Company's 3-year Outlook plan as of September 27, 2012. Standalone hotel revenue for HotelClub shall be determined in accordance with GAAP, excluding the revenue from any acquisition by HotelClub after July 1, 2012, with any revenues from points of sale in Australia that are reported in Australian dollars converted to US dollars based on the currency exchange rates identified in the Company's 3-year Outlook plan as of September 27, 2012.
Net Contribution Margin for eBookers and HotelClub means the net revenue, less cost of revenue and marketing expense, as determined in accordance with GAAP and recorded and described in the financial statements for the relevant business unit.
You will receive an initial payment equal to 50% of any amounts earned after the conclusion of the quarter ending December 31, 2013 (the “Initial Payment”), subject to your remaining in employment with the Company, unless the Company has terminated your employment other than pursuant to clause 12.5 or 12.6 (or given notice of its intent to do so, even though no notice is required under those clauses), through the date payment is to be made. After the Initial Payment and prior to the end of the Performance Period, upon the satisfaction of any additional performance goal set forth below in any given fiscal quarter, you will receive a subsequent payment equal to 50% of any subsequent amount earned after the conclusion of such quarter, subject to your remaining in employment with the Company, unless the Company has terminated your employment other than pursuant to clause 12.5 or 12.6 (or given notice of its intent to do so, even though no notice is required under those clauses), through the date payment is to be made. Any remaining amounts earned and payable shall be paid after the conclusion of the quarter ending June 30, 2015, subject to your remaining in employment with the Company, unless the Company has terminated your employment other than pursuant to clause 12.5 or 12.6 (or given notice of its intent to do so, even though no notice is required under those clauses), through the date payment is to be made.
Prior to the payment of any award hereunder, the Committee must certify in writing that the applicable performance goals have been satisfied and the cash incentive can be paid and any payment shall be made by the later of such certification date or three days following the earnings release for such quarter.
In the event of the sale of eBookers, subject to your remaining in employment with the Company, unless the Company has terminated your employment other than pursuant to clause 12.5 or 12.6 (or given notice of its intent to do so, even though no notice is required under those clauses), until the closing of the sale, (A) any amounts attributable to the eBookers performance goals that have not yet been earned, will be deemed earned and paid in full upon the closing of the sale, and (B) any amounts attributable to the HotelClub performance goals that have not yet been earned (i), if your employment transfers automatically or if you agree to become employed by the acquirer of eBookers after the closing of the sale, will be deemed earned and will be paid in full upon the closing of the sale or (ii), if you remain employed by the Company after the sale of eBookers, will remain unaffected by the sale and continue to be earned and paid according to the terms of the plan.
In the event of the discontinuance of the HotelClub business, the performance goals related to HotelClub that have not yet been satisfied will be replaced with alternative goals, commensurate with your new responsibilities and established by the Committee for the remainder of the Performance Period, and paid in accordance with the terms hereof. The parties also agree that the discontinuance (or sale) of the HotelClub business and/or the sale (either asset or share sale) of the Company shall not be deemed to constitute a Forced Resignation or otherwise constitute grounds to assert a constructive dismissal or termination of employment.

Strategic Performance Goals

eBookers	Goal 1a	Goal 2a
TTM standalone hotel & DP revenue	$69.0	$75.0
TTM Net Contribution Margin Floor	$68.0	$70.0

HotelClub	Goal 1b	Goal 2b
TTM standalone hotel revenue	$34.0	$38.3
TTM Net Contribution Margin Floor	$11.0	$12.0

•	Amounts above set forth in millions of US Dollars

•	Achievement of any of the above performance goals requires satisfaction of both the revenue goal and the corresponding Net Contribution Margin Floor

•
Achievement of any of the goals set forth above will be based on the performance of eBookers and HotelClub as determined at the end of each fiscal quarter during the performance period from July 1, 2012 through June 30, 2015

5. Section 10.6 of the Employment Agreement is hereby amended in its entirety as follows:

10.6	Commencing on January 1, 2012, you shall receive a travel allowance of $3,300.00 per month, subject to or less applicable taxes so long as you are employed by the Company.
6. Each of the Company and Executive agrees that, other than as expressly set forth in this Amendment, nothing in this Amendment is intended to alter the rights, duties or obligations of the parties, or each of them, under the Employment Agreement as amended, which shall remain in full force and effect as amended hereby.
7. This Amendment shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the last date executed below.
Signed on behalf of the Company:

/s/ James F. Rogers	11 January 2013
Name James F. Rogers	Date
Title Senior Vice President & General Counsel
I acknowledge that I have received and read a copy of my original Contract of Employment, the First Amendment and this Amendment. Further, I understand, agree to and will abide by all the terms and conditions of employment as set out in this contract as amended.
Signed as a Deed by:

/s/ Tamer Tamar
Tamer Tamar
Date:	January 14, 2013

3